Exhibit 23(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Celulosa Arauco y Constitución S.A. (“Arauco”) of our report dated June 24, 2009 (except with respect to our opinion on Arauco’s consolidated financial statements insofar as it relates to the retrospective application of SFAS No.160, as to which the date is September 11, 2009) relating to the financial statements which are included in Arauco’s current report on Form 6-K furnished to the Securities and Exchange Commission on September 15, 2009 and the financial statement schedule which appears in Arauco’s Annual Report on Form 20-F for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Santiago, Chile

September 15, 2009